AVENSYS INC. RECEIVES PURCHASE ORDERS ATTRIBUTABLE TO THE ACQUISITION OF ITF OPTICAL

      |X| Over $2.3 million of bookings attributable to the acquisition of ITF Optical
      |X| Integration of the Avensys and ITF production facilities in Montreal, Canada nearing completion

Montreal, CANADA - (June 14, 2006) - Avensys Inc., a wholly-owned subsidiary of Manaris Corporation (OTCBB: MANS) (FRANKFURT WKN: 255471), is pleased to announce that it has received its first purchase orders from one of ITF Optical's major customers since the closing of the ITF acquisition. These orders, which are consistent with Avensys' prior revenue projections, total $2.3 million. They are expected to ship over the next four months.

"This confirms our belief that the telecom market is starting to experience reasonable growth again and that, by combining the strengths of both organizations, Avensys is positioned as a key player in this market" says Martin d'Amours, president and CEO of Avensys Inc.

Avensys finalized the acquisition of ITF Optical on April 18, 2006 and is successfully completing the integration of its production facilities with those of ITF Optical in Montreal.

"There are clear indications that customers believe in Avensys' ability to deliver high quality, leading-edge products at competitive prices." says Mr. d'Amours. "We have managed to maintain our committed delivery schedules and product quality throughout the move, while continuing to experience significant growth."


ABOUT AVENSYS INC.

Avensys, through its Avensys Solutions division, is an industry leader in providing environmental monitoring of air, water and soil, as well as buildings and materials in the Canadian marketplace. Avensys' reputation is built on a successful track record of solving environmental monitoring problems, from real time monitoring of physical variables or chemical levels, to macro scale wireless landslide and flood warning systems.

Avensys Technologies, Avensys' manufacturing division, produces and distributes high reliability optical components, modules & instrumentation worldwide. Avensys is also a pioneer in the development of packaged fiber-based sensors and possesses leading edge intellectual property. For more information, please visit www.avensys.com.


ABOUT MANARIS CORPORATION: Manaris Corporation, through its two wholly-owned subsidiaries, offers risk mitigation solutions. C-Chip Technologies (North America) specializes in the high-tech sector of the security industry, offering technology that allows business users to efficiently access, control, manage and monitor remote assets at low costs. Avensys enables businesses to monitor different types of environments, including air, soil and water, as well as buildings and materials. Avensys also produces fiber optic components and sensors. For more information please visit www.manariscorp.com.

FORWARD-LOOKING STATEMENTS: Except for historical information contained herein, the statements in this news release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause a company's actual results, performance and achievement in the future to differ materially from forecasted results, performance, and achievement. These risks and uncertainties are described in the Company's periodic filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events or changes in the Company's plans or expectations.

For further information contact:

Manaris Corporation
John Fraser
President and CEO
(514) 337 2447
Avensys Inc.
Martin d'Amours
President & CEO
(514) 428 6766
mdamours@avensys.com
--------------------


Linda Farha
Zenergy Communications
(514) 273-4034
Linda@zenergycom.com